SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 SCHEDULE 13G



                  Under the Securities Exchange Act of 1934




                   Fortress America Acquisition Corporation
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  34957J209
                               (CUSIP Number)

                                July 15, 2005
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
                              [ ]  Rule 13d-1(b)
                              [X]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                         Continued on following pages
                           (Page 1 of 24 Pages)
                             Exhibit List: Page 24

CUSIP No. 34957J209                  13G                  Page 2 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE FUND I, L.P.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           5,530
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            5,530
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     5,530
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                     [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                     0.05%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 3 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          66,930
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          66,930
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   66,930
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.7%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 4 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND IV, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          1,820
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          1,820
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,820
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.01%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 5 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          133,830
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          133,830
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   133,830
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [   ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.4%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 6 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            THE APOGEE FUND, LTD. (F/K/A SATELLITE OVERSEAS FUND III, LTD.)
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          2,580
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          2,580
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   2,580
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.02%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 7 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VIII, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                        570
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                        0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                        570
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   570
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.01%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 8 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE STRATEGIC FINANCE PARTNERS, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          455,407
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          455,407
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   455,407
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   4.8%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 9 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         666,667
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          666,667
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     666,667
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     7.0%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 10 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND MANAGEMENT LLC
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         666,667
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          666,667
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     666,667
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     7.0%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 11 of 24 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ADVISORS, L.L.C.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         74,280
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          74,280
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     74,280
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.8%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 34957J209                  13G                  Page 12 of 24 Pages

____________________________________________________________________________
Item 1(a).     NAME OF ISSUER:

               FORTRESS AMERICA ACQUISITION CORPORATION (the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               4100 NORTH FAIRFAX DRIVE, SUITE 1150
               ARLINGTON, VA 22203-1664

Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:
  (i)     Satellite Fund I, L.P. ("Satellite I");
  (ii)    Satellite Fund II, L.P. ("Satellite II");
  (iii)   Satellite Fund IV, L.P. ("Satellite IV");
  (iv)    Satellite Overseas Fund, Ltd. ("Satellite Overseas")
  (v)     The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
          ("Apogee");
  (vi)    Satellite Overseas Fund VIII, Ltd. ("Satellite Overseas VIII");
  (vii)   Satellite Strategic Finance Partners, Ltd. ("SSFP")
  (viii)  Satellite Asset Management, L.P. ("Satellite Asset Management");
  (ix)    Satellite Fund Management LLC ("Satellite Fund Management"); and
  (x)     Satellite Advisors, L.L.C. ("Satellite Advisors").

     This statement relates to Shares (as defined herein) held by (i) Satellite I, Satellite II, Satellite IV (collectively, the "Delaware Funds") over which Satellite Advisors has discretionary trading authority, as general partner, and
(ii) Satellite Overseas, Apogee, Satellite Overseas VIII and SSFP (collectively, the "Offshore Funds" and together with the Delaware Funds, the "Satellite Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management and Satellite Advisors each share the same four members that make investment decisions on behalf of the Satellite Funds and investment decisions made by such members, when necessary, are made through approval of a majority of such members.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022

CUSIP No. 34957J209                  13G                  Page 13 of 24 Pages

____________________________________________________________________________

Item 2(c).     CITIZENSHIP:

   1) Satellite I is a Delaware limited partnership;

   2) Satellite II is a Delaware limited partnership;

   3) Satellite IV is a Delaware limited partnership;

   4) Satellite Overseas is a Cayman Islands exempted company;

   5) Apogee is a Cayman Islands exempted company;

   6) Satellite Overseas VIII is a Cayman Islands exempted company;

   7) SSFP is a Cayman Islands exempted company;

   8) Satellite Asset Management is a Delaware limited partnership;

   9) Satellite Fund Management is a Delaware limited liability company; and

   10) Satellite Advisors is a Delaware limited liability company.


Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock, $.0001 par value per share (the "Shares").


Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

CUSIP No. 34957J209                  13G                  Page 14 of 24 Pages

____________________________________________________________________________


          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]

Item 4.   OWNERSHIP.

      The percentages used herein and in the rest of Item 4 are calculated based upon the 9,550,000 shares of Common Stock issued and outstanding as of August 26, 2005 as reported in the Issuer's Form 10-QSB filed on August 29, 2005.

         Satellite Fund I, L.P.
         --------------------------
         (a)       Amount beneficially owned: 5,530

         (b)       Percent of class: 0.05%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote      5,530
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                  5,530

         Satellite Fund II, L.P.
         --------------------------
         (a)       Amount beneficially owned: 66,930

         (b)       Percent of class: 0.7%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote     66,930
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                 66,930

CUSIP No. 34957J209                  13G                  Page 15 of 24 Pages

____________________________________________________________________________

         Satellite Fund IV, L.P.
         --------------------------
         (a)       Amount beneficially owned: 1,820

         (b)       Percent of class: 0.01%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote      1,820
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                  1,820


         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a)       Amount beneficially owned: 133,830

         (b)       Percent of class: 1.4%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote    133,830
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                133,830


         The Apogee Fund, Ltd. (f/k/a Satellite Overseas Fund III, Ltd.)
          ------------------------------
         (a)       Amount beneficially owned: 2,580

         (b)       Percent of class: 0.02%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote      2,580
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                  2,580

CUSIP No. 34957J209                  13G                  Page 16 of 24 Pages

____________________________________________________________________________



          Satellite Overseas Fund VIII, Ltd.
          ------------------------------
         (a)       Amount beneficially owned: 570

         (b)       Percent of class: 0.01%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote        570
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                    570

         Satellite Strategic Finance Partners, Ltd.
          ------------------------------
         (a)       Amount beneficially owned: 455,407

         (b)       Percent of class: 4.8%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote    455,407
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                455,407


         Satellite Asset Management, L.P.
         ---------------------------------
         (a)       Amount beneficially owned: 666,667

         (b)       Percent of class: 7.0%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote    666,667
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                666,667

CUSIP No. 34957J209                  13G                  Page 17 of 24 Pages

____________________________________________________________________________



         Satellite Fund Management LLC
         --------------------------
         (a)       Amount beneficially owned: 666,667

         (b)       Percent of class: 7.0%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote    666,667
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                666,667



      Satellite Advisors, L.L.C.
         --------------------------
         (a)       Amount beneficially owned: 74,280

         (b)       Percent of class: 0.8%

         (c)       Number of shares as to which the person has:

            (i)       Sole power to vote or direct the vote               0
            (ii)      Shared power to vote or to direct the vote     74,280
            (iii)     Sole power to dispose or to direct the
                      disposition of                                      0
            (iv)      Shared power to dispose or to direct the
                      disposition of                                 74,280

          Satellite Asset Management, Satellite Fund Management and Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT
            AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE
            THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES,
            CHECK THE FOLLOWING [   ]

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            The investment manager of the Offshore Funds and the general partner of the Delaware Funds each have the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of their respective funds.

CUSIP No. 34957J209                  13G                  Page 18 of 24 Pages

____________________________________________________________________________



Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

             Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 34957J209                  13G                  Page 19 of 24 Pages

____________________________________________________________________________

                                  SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  September 12, 2005          SATELLITE FUND I, L.P.

                                   By:  Satellite Advisors, L.L.C.
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 34957J209                  13G                  Page 20 of 24 Pages

____________________________________________________________________________

DATED:  September 12, 2005          THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005          SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005          SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005           SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  September 12, 2005           SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 34957J209                  13G                  Page 21 of 24 Pages

____________________________________________________________________________

DATED:  September 12, 2005           SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 34957J209                  13G                  Page 22 of 24 Pages

 ____________________________________________________________________________

                                  EXHIBIT A

                            JOINT FILING AGREEMENT


            The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of Fortress America Acquisition Corporation, dated as of September 12, 2005, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.


DATED:  September 12, 2005          SATELLITE FUND I, L.P.

                                   By:  Satellite Advisors, L.L.C.
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  September 12, 2005          SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact

CUSIP No. 34957J209                  13G                  Page 23 of 24 Pages

____________________________________________________________________________

DATED:  September 12, 2005          SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

DATED:  September 12, 2005          THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005          SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005          SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  September 12, 2005           SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel

CUSIP No. 34957J209                  13G                  Page 24 of 24 Pages

____________________________________________________________________________

DATED:  September 12, 2005           SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  September 12, 2005           SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact